Exhibit 99.1

FOR IMMEDIATE RELEASE

etrials Reports 51% Growth in Net Service Revenue for the First Quarter

Morrisville, NC - May 10, 2007 - etrials® Worldwide, Inc. (Nasdaq: ETWC, ETWCW, ETWCU), a leading provider of eClinical software and services that optimize clinical-trial management and accelerate time-to-market, today announced financial results for the three months ended March 31, 2007.

First Quarter Highlights
•	51% growth in net service revenue year-over-year to $4.1 million for the quarter
•	Gross margins improved to 47% for the quarter compared to 40% in the year earlier period
•
Net loss for the quarter improved to $0.9 million from a net loss of $1.0 million in the year earlier period, and the net loss for the current quarter excluding non-cash stock-based compensation expense totaled $0.7 million

•	New project bookings grew to $6.6 million, an increase of 135% year-over-year
•	Backlog grew to $19.8 million from $17.7 million at the end of the fourth quarter
•	Project cancellations fell to $381,000, down 90% from the first quarter of 2006

“In the first quarter, etrials executed on its strategy of adding new clients, expanding relationships with existing customers, and improving gross margins,” said John Cline, President and Chief Executive Officer. “New project bookings, at $6.6 million, came in above our forecast of $5-$6 million - and were up from last years first quarter’s $2.8 million. While the net loss, excluding stock-based compensation expense, fell short of our previous expectations, this was primarily due to a delay in the timing of new project starts which are expected to begin in the second quarter. Demand for our suite of eClinical software and services continues to be strong - exhibited by our recent new projects to supply two European-based pharmaceutical companies with eDiary and electronic data capture (EDC) applications for upcoming, multi-year trials. In total, etrials was awarded twelve new projects during the quarter, five of which are with two new customers.

“Our balance sheet remains strong, and we are well positioned to capitalize on the accelerating move towards electronic clinical software and services. With our integrated platform, etrials is uniquely able to provide CROs and pharmaceutical companies with the most cost-effective, adaptive, end-to-end applications for managing their clinical trials. We continue to believe 2007 will be a year of significant growth in new project bookings for etrials.”

Financial Results for the Three Months Ended March 31, 2007
etrials’ net service revenue was $4.1 million for the first quarter of 2007, a 51% increase over the $2.7 million reported during the first quarter of 2006. Gross margins improved to 47% during the quarter compared with 40% in the prior year period. etrials’ net loss attributable to common shareholders for the first quarter was $0.9 million, or $0.09 per diluted share, versus a loss of $2.2 million, or $0.29 per diluted share, in the first quarter of 2006. The net loss for the first quarter of 2007 was negatively impacted by approximately $257,000 in non-cash stock-based compensation expense which was offset by approximately $250,000 in interest income. The first quarter of 2006 included $0.1 million in dividends and accretion of preferred stock, along with $1.0 million of expense related to the induced conversion of common stock warrants.

New project bookings for the first quarter totaled $6.6 million, compared to $2.8 million in the same period during the prior year and $5.1 million in the fourth quarter of 2006. The increase in new project bookings for the period was primarily attributable to five new projects totaling $3.8 million with two new customers.

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Financial Position and Backlog
As of March 31, 2007, the company’s balance sheet reflected total assets of $36.7 million, with cash, cash equivalents, and short-term investments of $19.7 million, working capital of $18.6 million, and stockholders’ equity of $29.2 million.

The company reported $19.8 million in backlog as of March 31, 2007, as compared with $17.7 million on December 31, 2006 and $24.8 million on March 31, 2006. Our backlog includes both projects covered by signed contracts or work orders and projects for which we received written confirmation that the customer has decided to award us a project contract or work order. The backlog increased from December 31, 2006 primarily due to higher new bookings and lower cancellations experienced during the first quarter of 2007. The decrease versus March 31, 2006 is primarily due to higher levels of project cancellations during the year ended December 31, 2006 than in prior years. As previously reported, project cancellations are a normal part of the clinical trial industry and backlog is materially impacted by multiple elements including new project bookings, scope changes, the timing of revenue recognition, and cancellations.

Outlook
The Company reaffirms its expectation that full year 2007 new project bookings will be in the range of $25-$28 million, up 40%-50% over 2006.

The Company believes that net service revenue in the second quarter of 2007 will increase modestly year-over-year and expects to record a loss similar to the current quarter before non-cash stock-based compensation expense, as etrials continues to expand its infrastructure to support new clients, adds staff and consultants for Sarbanes-Oxley compliance purposes, and increases legal expenditures due to its defense of a patent infringement lawsuit. Revenue and profitability in subsequent quarters will depend on many factors, including the timing of new project bookings, cancellations and new project start-ups.

Conference Call
The financial results for the three month period ended March 31, 2007 will be released after market close on Thursday, May 10, 2007. Management will conduct a conference call at 4:30 p.m. ET that same day.

To participate in the live call by telephone, please dial 800.480.2207, or for international callers, please dial 706.643.7866 and reference ID number 7057230. Those interested in listening to the conference call live via the Internet may do so by visiting the company’s website at www.etrials.com. Please go to the website 15 minutes prior to the scheduled start to register, download and install any necessary audio software. A webcast audio replay will be available through May 24, 2007. A telephone audio replay will also be available through May 24, 2007, by dialing 800.642.1687 from the US or 706.645.9291 for international callers and entering conference ID number 7057230 when prompted.

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About etrials®
etrials Worldwide, Inc. (Nasdaq: ETWC, ETWCW, ETWCU) a leading provider of eClinical software and services to pharmaceutical, biotechnology, medical device, and contract research organizations offers insight into all aspects of clinical trials, maximizing return on investment and accelerating time to market. With global operations, etrials is the only top tier solutions provider to offer electronic data capture (EDC), interactive voice response (IVR), electronic patient diaries (eDiary) as part of an integrated software as a service (SaaS) platform or as individual solutions to optimize clinical trials. As an experienced leader, etrials has facilitated over 900 trials involving more than 400,000 patients in 60 countries; and has participated in 33 studies used for new drug applications. Having partnered with over 100 clients, including 16 of the top 20 global pharmaceutical companies and top CROs, etrials is leading the way towards Adaptive Trials and integration between eClinical and electronic health records. To learn more visit us at www.etrials.com. etwcf etrials is registered trademark in the United States of etrials Worldwide, Inc. Other marks belong to their respective owners and are used with permission.

Forward-Looking Statements
This announcement and conference call contain forward-looking statements, including statements regarding future new project bookings and future performance targets that involve risks and uncertainties. Actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, delays in the current schedule for clinical trials by existing clients, utilization of our software and services by clients to a lesser degree than is currently expected and terminations of existing projects, all of which are possible because our client agreements do not generally have minimum volume guarantees and can be terminated without penalty by clients, and failure to secure new project bookings at the rate management currently targets. More information about potential factors which could cause actual results to differ from the forward looking statements included in this announcement is included in our filings with the Securities and Exchange Commission, including in the Risk Factors section of the Form 10-KSB filed with the Securities and Exchange Commission on March 30, 2007.  All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update such statements.

Contacts:

Investors: Lippert Heilshorn & Associates Chris Witty 212.201.6609 cwitty@lhai.com	Media: Ashton Partners Mike Banas 312.553.6704 mbanas@ashtonpartners.com

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etrials Worldwide, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended March 31,
	2007	2006

Net service revenues	$4,077,008	$2,705,637
Reimbursable out-of-pocket revenues	644,847	54,026
Total revenues	4,721,855	2,759,663

Costs and expenses:
Costs of revenues	2,176,303	1,642,275
Reimbursable out-of-pocket expenses	644,847	54,026
Sales and marketing	1,171,885	820,654
General and administrative	1,472,475	920,668
Amortization of intangible assets	11,398	54,223
Research and development	418,179	430,211
Total costs and expenses	5,895,087	3,922,057
Operating loss	(1,173,232)	(1,162,394)

Other income, net	233,075	115,245
Net loss	(940,157)	(1,047,149)
Dividends and accretion of preferred stock	-	(95,969)
Induced conversion of common stock warrants	-	(1,030,000)

Net loss attributable to common stockholders	$(940,157)	$(2,173,118)

Loss per common share:
Basic and diluted net loss per share attributable to common stockholders	$(0.09)	$(0.29)
Basic and diluted weighted average common shares outstanding	10,729,884	7,569,572

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etrials Worldwide, Inc.
Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2007	2006
	(unaudited)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$19,684,657	$19,988,960
Other current assets	6,477,875	5,389,136
Total current assets	26,162,532	25,378,096
Other assets	10,571,821	10,000,206

Total assets	$36,734,353	$35,378,302

Liabilities and Stockholders' Equity
Current liabilities	7,531,857	5,515,026
Long-term liabilities	43,867	66,846
Total liabilities	7,575,724	5,581,872

Stockholders' equity	29,158,629	29,796,430

Total liabilities and stockholders' equity	$36,734,353	$35,378,302